Exhibit 3.2
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
QUEST ENERGY GP, LLC
A Delaware Limited Liability Company
Dated as of
November 15, 2007

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ii

Exhibit A – Members
Exhibit B – Directors
Exhibit C – Officers

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
QUEST ENERGY GP, LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Quest Energy GP, LLC (the “Company”), dated as of November 15, 2007, is adopted, executed and agreed to by Quest Resource Corporation, a Nevada corporation (“QRC”), as the sole Member of the Company.
R E C I T A L S:
     WHEREAS, the Company was formed as a Delaware limited liability company on July 12, 2007.
     WHEREAS, the Limited Liability Company Agreement of Quest Energy GP, LLC was executed effective July 12, 2007 (the “Original Limited Liability Company Agreement”).
     WHEREAS, the sole Member of the Company deems it advisable to amend and restate the Original Limited Liability Company Agreement in its entirety as set forth herein.
     NOW THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, QRC, as the sole Member of the Company, hereby amends and restates the Original Limited Liability Company Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Definitions.
     (a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
     “Act” means the Delaware Limited Liability Company Act (Delaware General Corporations Code Sections 18-101, et seq.), as it may be amended from time to time, and any corresponding provisions of succeeding law. All references in this Agreement to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
     (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury

Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (ii) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” has the meaning given such term in the introductory paragraph, as the same may be amended, modified, supplemented or restated from time to time.
     “Applicable Law” means (a) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by the Partnership are listed or quoted.
     “Assignee” means any Person that acquires a Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member.
     “Audit Committee” has the meaning given such term in Section 7.10(b).
     “Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supercede and replace the definition of “Bankruptcy” set forth in the Act.
     “Board” has the meaning given such term in Section 7.01(c).
     “Business Day” means any Day other than a Saturday, a Sunday, or a day when banks in New York, New York or Oklahoma City, Oklahoma are authorized or required by Applicable Law to be closed.
     “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
     (i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.03(d) hereof, and the amount of any Company liabilities assumed by such Member or that are secured by any property (other than money) distributed to such Member.
     (ii) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property (other than money) distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.03(d) hereof, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property (other than money) contributed by such Member to the Company.
     (iii) If all or a portion of a Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so transferred.
     (iv) In determining the amount of any liability for purposes of the foregoing subparagraphs (i) and (ii) of this definition of “Capital Account,” Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations shall be taken into account.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section

1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.
     “Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.
     “Certified Public Accountants” means a firm of independent public accountants selected from time to time by the Board.
     “Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commission” means the United States Securities and Exchange Commission.
     “Company” has the meaning given such term in the introductory paragraph.
     “Compensation Committee” has the meaning given such term in Section 7.10(d).
     “Conflicts Committee” has the meaning given such term in Section 7.10(c).
     “Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.
     “Delaware Certificate” has the meaning given such term in Section 2.01.
     “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation and amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board and; provided, further, if such asset is subject to adjustments under the remedial allocation method of Treasury Regulation Section 1.704-3(d), Depreciation shall be determined under Treasury Regulation Section 1.704-3(d)(2).

     “Director” or “Directors” means a member or members of the Board.
     “Dispose,” “Disposing” or “Disposition” means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.
     “Disposing Member” has the meaning given such term in Section 4.02.
     “Dissolution Event” has the meaning given such term in Section 12.01(a).
     “Encumber,” “Encumbering,” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.
     “GAAP” means generally accepted accounting principles as applied in the United States.
     “Governmental Authority” or “Governmental” means any federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.
     “Group Member” means a member of the Partnership Group.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of said asset, as determined by the contributing Member and the Board, in a manner that is consistent with Section 7701(g) of the Code;
     (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (a) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution or as consideration for the performance of services on behalf of the Company; (b) the distribution by the Company to a Member of more than a de minimis amount of property other than money as consideration for a Membership Interest; and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

     (iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution; and
     (iv) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Tax Matters Member determines that an adjustment pursuant to the foregoing subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).
     If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Incentive Plan” means any plan or arrangement pursuant to which the Company may compensate its employees, consultants, directors and/or service providers.
     “Indemnitee” means (a) any Person who is or was an Affiliate of the Company (other than the Partnership and its Subsidiaries), (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company, (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (d) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.
     “Independent Director” has the meaning given such term in Section 7.10(b).
     “Limited Partner” and “Limited Partners” shall have the meaning given such terms in the Partnership Agreement.
     “Majority Interest” means Membership Interests in the Company entitled to more than 50% of the Sharing Ratios.
     “Member” means any Person executing this Agreement as of the date of this Agreement as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

     “Membership Interest” means, with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.
     “Notices” has the meaning given such term in Section 13.02.
     “Omnibus Agreement” has the meaning given such term in the Partnership Agreement.
     “Original Limited Liability Company Agreement” has the meaning given such term in the Recitals.
     “Partnership” means Quest Energy Partners, L.P., a Delaware limited partnership.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of ___, 2007, as it may be further amended and restated, or any successor agreement.
     “Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
     “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
     (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
     (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;
     (iii) If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iv) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
     (iv) Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (v) In lieu of the depreciation and amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof; and
     (vi) Notwithstanding any other provision of this definition of “Profits and Losses,” any items that are specially allocated pursuant to Section 6.03(d) hereof shall not be taken into account in computing Profits or Losses.
     “QRC” has the meaning given such term in the introductory paragraph.
     “QRC Entities” means QRC and its Subsidiaries and its Affiliates (other than the Company and the Partnership Group).
     “Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.01, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.
     “Special Approval” means approval by a majority of the members of the Conflicts Committee.
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Target Capital Account Amount” means, with respect to a Member, the distribution the Member would receive pursuant to Section 6.02 if the amount to be distributed to the Member equaled the product of (i) the amount described in Section 12.02(a)(iii)(C) multiplied by (ii) the Member’s Sharing Ratio.
     “Tax Matters Member” has the meaning given such term in Section 10.03.
     “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
     “Withdraw” or “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Article IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.
     (b) Other terms defined herein have the meanings so given them.
SECTION 1.02. Construction. Unless the context requires otherwise:  (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
SECTION 2.01. Formation. The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”) on July 12, 2007 with the Secretary of State of the State of Delaware under and pursuant to the Act.
SECTION 2.02. Name. The name of the Company is “Quest Energy GP, LLC” and all Company business must be conducted in that name and such other names that comply with Applicable Law as the Board or the Members may select.
SECTION 2.03. Registered Office; Registered Agent; Principal Office. The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Company shall be located at 9520 North May Avenue, Suite 300, Oklahoma City, Oklahoma 73120. The Members may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Members may from time to time determine.
SECTION 2.04. Purposes. The purpose of the Company is to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other Applicable Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.
SECTION 2.05. Term. The period of existence of the Company commenced on July 12, 2007 and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.04.
SECTION 2.06. No State Law Partnership. The Members intend that the Company shall not be a partnership (whether general, limited or other) or joint venture, and that no Member shall be a partner or joint venturer with any other Member, for any purposes other than (if the Company has more than one Member) federal and state income tax purposes, and this Agreement may not be construed or interpreted to the contrary.
SECTION 2.07. Certain Undertakings Relating to the Separateness.
     (a) Separateness Generally. The Company shall, and shall cause the Group Members to, conduct their respective businesses and operations separate and apart from those of any other Person (including the QRC Entities), except the Company and/or one or more members of the Group Members, in accordance with this Section 2.07.
     (b) Separate Records. The Company shall, and shall cause the Partnership to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, and (iii) file their respective own tax returns separate from those of any other Person, except (A) to the extent that the Partnership or the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under Applicable Law or (B) as may otherwise be required by Applicable Law.
     (c) Separate Assets. The Company shall not, and shall cause the Partnership to not, commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner in which it is not costly or difficult to segregate, ascertain or otherwise identify its assets as separate from those of any other Person.
     (d) Separate Name. The Company shall, and shall cause the Group Members to, (i) conduct their respective businesses in their respective own names or in the names of their respective Subsidiaries or the Partnership, (ii) use their or the Partnership’s separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding their respective separate identities as members of the Partnership Group from that of any other Person (including the QRC Entities), and (iv) generally hold themselves and the Partnership Group out as entities separate from any other Person (including the QRC Entities).
     (e) Separate Credit. The Company shall, and shall cause the Group Members to, (i) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of their respective business operations, (iii) not pledge their respective assets for the benefit of any Person or guarantee or become obligated for the debts of any other Person, other than the Company and/or one or more members of the Partnership Group, (iv) not hold out their respective credit as being available to satisfy the obligations or liabilities of any other Person, except members of the Partnership Group, (v) not acquire debt obligations or debt securities of the QRC Entities, (vi) not make loans or advances to any Person, except members of the Partnership Group, or (vii) use their commercially reasonable efforts to cause the operative documents under which the Partnership or any of its Subsidiaries borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company and the Partnership from each other and from any other Persons, including the QRC Entities, and (B) the Company and the Partnership have assets and liabilities that are separate from those of other Persons, including the QRC Entities; provided, that the Company and the Partnership may engage in any transaction described in clauses (v)-(vi) of this Section 2.07(e) if prior Special Approval has been obtained for such transaction and either (A) the Conflicts Committee has determined by Special Approval that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange (as such term is defined in the Partnership Agreement).
     (f) Separate Formalities. The Company shall, and shall cause the Partnership to, (i) observe all limited liability company or limited partnership formalities, as the case may be, and other formalities required by its organizational documents, the laws of the jurisdiction of its formation and other Applicable Laws, (ii) engage in transactions with any member of the QRC Entities in conformity with the requirements of Section 7.9(c) of the Partnership Agreement and (iii) subject to the terms of the Omnibus Agreement, promptly pay, from its own funds, and on a current basis, its allocable share of general and administrative expenses, capital expenditures, and costs for shared services performed by any member of the QRC Entities. Each material contract between the Company or the Partnership, on the one hand, and any member of the QRC Entities, on the other hand, shall be in writing.

     (g) No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities or restrict or limit the Company from engaging or contracting with the QRC Entities for the provision of services or the purchase or sale of products, whether under the Omnibus Agreement or otherwise.
ARTICLE III
MEMBERSHIP
SECTION 3.01. Membership Interests; Additional Members. QRC is the sole initial Member of the Company as reflected in Exhibit A attached hereto. Persons may be admitted to the Company as Members, on such terms and conditions as the Members determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Members may reflect the creation of any new class or group in an amendment to this Agreement, indicating the different rights, powers and duties, and such an amendment shall be approved and executed by the Members. Any such admission shall be effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member, the new Member’s ratification of this Agreement and agreement to be bound by it.
SECTION 3.02. Access to Information. Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.02 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.
SECTION 3.03. Liability.
     (a) No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.
     (b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.
SECTION 3.04. Withdrawal. A Member does not have the right or power to Withdraw.
SECTION 3.05. Meetings. A meeting of the Members may be called at any time at the request of any Member.
SECTION 3.06. Notice. Written notice of all meetings of the Members must be given to all Members one Business Day prior to any meeting of Members. All notices and other communications to be given to Members shall be sufficiently given for all purposes hereunder (i) if in writing and delivered by hand, courier or overnight delivery service, then upon receipt, (ii) if mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, then three days after the date of mailing, or (iii) if sent by e-mail or facsimile, then when received. All such notices and communications shall be directed to the address, e-mail address or facsimile number of each Member as such Member shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Members are present or if those not present waive notice of the meeting either before or after such meeting.
SECTION 3.07. Action by Consent of Members. Except as otherwise required by Applicable Law, all decisions of the Members shall require the affirmative vote of the Members owning a majority of Sharing Ratios present at a meeting at which a quorum is present in accordance with Section 3.09. To the extent permitted by Applicable Law, the Members may act without a meeting and without notice so long as the number of Members who would be required to take such action at a duly held meeting shall have executed a written consent with respect to any such action taken in lieu of a meeting.
SECTION 3.08. Conference Telephone Meetings. Any Member may participate in a meeting of the Members or by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
SECTION 3.09. Quorum. The Members owning a majority of Sharing Ratios, present in person or participating in accordance with Section 3.08, shall constitute a quorum for the transaction of business, but, if at any meeting of the Members there shall be less than a quorum present, a majority of the Members present may adjourn the meeting from time to time without further notice. Any act of the Members owning a majority of Sharing Ratios present at a meeting at which a quorum is present shall be the act of the Members. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

ARTICLE IV
ADMISSION OF MEMBERS; DISPOSITION OF MEMBERSHIP INTERESTS
SECTION 4.01. General Restriction. A Member may not Dispose of all or any portion of its Membership Interests except in strict accordance with this Article IV. References in this Article IV to Dispositions of a Membership Interest shall also refer to Dispositions of a portion of a Membership Interest. Any attempted Disposition of a Membership Interest, other than in strict accordance with this Article IV, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article IV may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedies at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (b) the uniqueness of the business of the Company and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IV may be enforced by specific performance.
SECTION 4.02. Admission of Assignee as a Member. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Sharing Ratio) so transferred to such Assignee, only if (a) the Member making the Disposition (a “Disposing Member”) has granted the Assignee either (i) all, but not less than all, of such Disposing Member’s Membership Interests or (ii) the express right to be so admitted and (b) such Disposition is effected in strict compliance with this Article IV.
SECTION 4.03. Requirements Applicable to All Dispositions and Admissions. Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:
     (a) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member.
     (b) No Release. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition, except as otherwise may be provided in any instrument or agreement pursuant to which a Disposition of Membership Interests is effected.
ARTICLE V
CAPITAL CONTRIBUTIONS
SECTION 5.01. Initial Capital Contributions. At the time of the formation of the Company, QRC, as the initial or organizational Member of the Company, made the Capital Contribution as set forth next to the Member’s name on Exhibit A.
SECTION 5.02. Loans. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 5.02 constitutes a loan from the Member to the Company, bears interest at a rate determined by the Members from the date of the advance until the date of payment and is not a Capital Contribution.
SECTION 5.03. Return of Contributions. Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. A Capital Contribution remaining unpaid by the Company is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
SECTION 5.04. Capital Accounts. An individual Capital Account shall be established and maintained for each Member. A Member that has more than one class or series of Membership Interest shall have a single Capital Account that reflects all such classes or series of Membership Interests, regardless of the classes or series of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).
ARTICLE VI
DISTRIBUTIONS AND ALLOCATIONS
SECTION 6.01. Distributions. Except as otherwise provided in Section 6.02, distributions to the Members shall be made only to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Members representing a Majority Interest (at the time the amounts of such distributions are determined); provided, however, that any loans from Members pursuant to Section 5.02 shall be repaid prior to any distributions to Members pursuant to this Section 6.01.
SECTION 6.02. Distributions on Dissolution and Winding Up. Upon the dissolution and winding up of the Company, after adjusting the Capital Accounts, if any, for all distributions made under Section 6.01 and all allocations under Article VI, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed (i) to all of the Members in amounts equal to the Members’ positive Capital Account balances, or (ii) if the obligation to maintain Capital Accounts has been suspended under Section 13.12 of this Agreement, to the sole Member.
SECTION 6.03. Allocations. Subject to the allocation rules of Section 6.03(c), (d) and (e) hereof, Profits and Losses of the Company for any fiscal year shall be allocated as follows:
     (a) Profits for any fiscal year shall be allocated in the following order of priority:

     (i) First, to all Members, in proportion to the deficit balances (if any) in their Capital Accounts, in an amount necessary to eliminate any deficits in the Members’ Capital Accounts and restore such Capital Accounts balances to zero;
     (ii) Next, to the Members, to the greatest extent possible, an amount required to cause the positive Capital Account balances of each of the Members to be in the same proportion as the Member’s respective Sharing Ratios; and
     (iii) Thereafter, to the Members in proportion to their respective Sharing Ratios.
     (b) Losses for any fiscal year shall be allocated in the following order of priority:
     (i) First, to the Members, to the greatest extent possible, an amount required to cause the positive Capital Account balances of each of the Members to be in the same proportion as the Member’s respective Sharing Ratios;
     (ii) Next, to the Members in proportion to their respective Sharing Ratios until the Capital Account balances of such Members have been reduced to zero; and
     (iii) Thereafter, to the Members in proportion to their respective Sharing Ratios.
     (c) In the event of the dissolution of the Company pursuant to Section 12.01 hereof, if the allocation of Profits or Losses to a Member pursuant to Sections 6.03(a) and (b) would cause a Member to have a Capital Account balance in an amount that is greater than or less than the Member’s Target Capital Account Amount, then the allocations of Profits and Losses shall be adjusted, to the greatest extent possible, to cause the positive Capital Account balances of each Member to equal such Member’s Target Capital Account Balance.
     (d) The following special allocations shall be made in the following order:
     (i) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to restore, to the extent required by the Treasury Regulations, the Member’s Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.03(d)(i) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.03(d)(i) was not in this Agreement.
     (ii) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (x) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (y) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.03(d)(ii) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.03(d)(i) hereof and this Section 6.03(d)(ii) were not in this Agreement.
     (iii) Section 754 Adjustments. To the extent an adjustment of the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.
     (e) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Company shall use the remedial allocation method set forth in Treasury Regulation Section 1.704-3(d). Allocations pursuant to this Section 6.03(e) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
SECTION 6.04. Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

SECTION 6.05. Withheld Taxes. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes of this Agreement. The Board is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other Applicable Law and shall allocate such amounts to those Members with respect to which such amounts were withheld.
SECTION 6.06. Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other Applicable Law.
ARTICLE VII
MANAGEMENT
SECTION 7.01. Management by Board of Directors.
     (a) The management of the Company is fully reserved to the Members, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, who shall make all decisions and take all actions for the Company.
     (b) The Members shall have the power and authority to delegate to one or more other persons the Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.
     (c) The Members have heretofore delegated, and hereby expressly continue to delegate to the Board of Directors of the Company (the “Board”), to the fullest extent permitted under this Agreement and Delaware law, all of the Company’s power and authority to manage and control the business and affairs of the Partnership. The number of directors constituting the Board shall be fixed from time to time pursuant to a resolution adopted by Members representing a Majority Interest. The initial Directors of the Company in office at the date of approval of this Agreement are set forth on Exhibit B hereto. The Board may designate one or more other persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its role as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Board may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Board. Any officer may be removed as such, either with or without cause, by the Board and any vacancy occurring in any office of the Company may be filled by the Board. Designation of an officer shall not of itself create contract rights.
SECTION 7.02. Number; Qualification; Tenure.
     (a) The number of Directors constituting the Board shall be at least two and no more than nine, and may be fixed from time to time pursuant to a resolution adopted by a majority of the Directors. A Director need not be a Member. Each Director shall be elected or approved by the Members at an annual meeting of the Members and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are elected and qualified.
     (b) The initial Directors of the Company in office at the date of approval of this Agreement are set forth on Exhibit B hereto. The Members shall appoint one additional Independent Director within three months of the listing of the Common Units (as such term is defined in the Partnership Agreement) on the Nasdaq Stock Market or any other National Securities Exchange on which the Common Units are listed and one additional Independent Director within 12 months of such listing or within such other time period as may be required by the Nasdaq Stock Market or the Commission.
SECTION 7.03. Regular Meetings. Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.
SECTION 7.04. Special Meetings. A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) a majority of the Directors then in office.
SECTION 7.05. Notice. Written notice of all special meetings of the Board must be given to all Directors at least one Business Day prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.
SECTION 7.06. Action by Consent of Board. To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as all members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

SECTION 7.07. Conference Telephone Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
SECTION 7.08. Quorum. A majority of all Directors, present in person or participating in accordance with Section 7.07, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors of the Board, or any committee of the Board, respectively. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.
SECTION 7.09. Vacancies; Increases in the Number of Directors. Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the Members in their sole discretion. Any Director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.
SECTION 7.10. Committees.
     (a) The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by Applicable Law, to such committees.
     (b) The Board shall have an audit committee (the “Audit Committee”) comprised of directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the Nasdaq Global Market or any National Securities Exchange on which the Common Units are listed. The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Nasdaq Stock Market or any other National Securities Exchange on which the Common Units are listed from time to time, and the Commission, as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Nasdaq Stock Market or any other National Securities Exchange on which the Common Units are listed from time to time and the Commission, as amended from time to time, pertaining to qualification for service on an audit committee. An “Independent Director” shall mean a Director so satisfying such rules and regulations.
     (c) The Board shall have a conflicts committee comprised of no fewer than two Directors (the “Conflicts Committee”); all members of whom shall be Independent Directors, but none of whom may be (i) security holders, officers or employees of the Company, (ii) officers, directors or employees of any Affiliate of the Company or (iii) holders of any ownership interest in the Partnership Group other than Common Units. The Conflicts

Committee may review, and approve or disapprove, transactions in which a potential conflict of interest exists or arises between the Company, or any of its Affiliates (other than a Group Member), on the one hand, and any Group Member or any Partner (as defined in the Partnership Agreement), all in accordance with the applicable provisions of the Partnership Agreement. Any matter approved by the Conflicts Committee in good faith in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any fiduciary or other duties owed by the Board or any Director to the Company or the Members.
     (d) The Board may have a compensation committee (the “Compensation Committee”). The Compensation Committee shall be charged with such matters pertaining to the compensation of Directors, officers and other personnel of the Company, the review, approval and administration of any Incentive Plans put in place by the Company or the Partnership and such other related matters as may be directed by the Board from time to time.
     (e) A majority of any committee, present in person or participating in accordance with Section 7.07, shall constitute a quorum for the transaction of business of such committee.
     (f) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.05. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
SECTION 7.11. Removal. Any Director or the entire Board may be removed at any time, with or without cause, by the Members.
SECTION 7.12. Compensation of Directors. Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board or a committee thereof; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.
ARTICLE VIII
OFFICERS
SECTION 8.01. Officers. The officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, a Treasurer, and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board or any committee thereof may from time to time elect such other officers (including one or more Chief Financial Officers, Chief Operating Officers, Vice Presidents, General Counsels, Controllers, Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be from time to time.
SECTION 8.02. Election and Term of Office. The names and titles of the officers of the Company in office as of the date of approval of this Agreement are set forth on Exhibit C hereto. Thereafter, the officers of the Company shall be elected from time to time by the Board. Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 8.09.
SECTION 8.03. Chairman of the Board. The Chairman of the Board, if any, shall preside, if present, at all meetings of the Board and of the unitholders of the Partnership and shall perform such additional functions and duties as the Board may prescribe from time to time. The Directors also may elect a Vice Chairman of the Board to act in the place of the Chairman of the Board upon his or her absence or inability to act.
SECTION 8.04. Chief Executive Officer. The Chief Executive Officer, who may be the Chairman or Vice Chairman of the Board and/or the President, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by Applicable Law to be otherwise signed and executed. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.
SECTION 8.05. President. The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President shall preside at all meetings of the Members. The President may sign any deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by Applicable Law to be otherwise signed and executed. The President shall also perform all duties and have all powers incident to the office of President and perform such other duties as are delegated to him by the Chief Executive Officer or as may be prescribed by the Board from time to time.

SECTION 8.06. Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the President or the Chief Executive Officer and as the Board may further prescribe.
SECTION 8.07. Treasurer.
     (a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.
     (b) Assistant Treasurers shall have such authority and perform such duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer, and in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability, the Treasurer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.
SECTION 8.08. Secretary.
     (a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members and of the Limited Partners pursuant to Article VII. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Applicable Law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.
     (b) Assistant Secretaries shall have such authority and perform such duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the

Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.
SECTION 8.09. Removal. Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
SECTION 8.10. Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.
ARTICLE IX
INDEMNITY AND LIMITATION OF LIABILITY
SECTION 9.01. Indemnification.
     (a) To the fullest extent permitted by Applicable Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.01, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or lend any monies or property to the Company to enable it to effectuate such indemnification.
     (b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.01.

     (c) The indemnification provided by this Section 9.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement (as such term is defined in the Partnership Agreement)), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
     (d) The Company may purchase and maintain insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     (e) For purposes of this Section 9.01, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 9.01(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
     (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (g) The provisions of this Section 9.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (h) No amendment, modification or repeal of this Section 9.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     (i) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.01 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL

RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
SECTION 9.02. Liability of Indemnitees.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Partnership, the Members or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     (b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.
     (c) Any amendment, modification or repeal of this Section 9.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
ARTICLE X
TAXES
SECTION 10.01. Tax Returns. The Board shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.
SECTION 10.02. Tax Matters. For so long as there is only one member of the Company, the Company shall be disregarded as an entity separate from its owner for United States federal income tax purposes. If at any time there is more than one Member of the Company, the Members shall take such action as is necessary to cause the Company to be classified as a partnership for United States federal income tax purposes.
SECTION 10.03. Tax Matters Member. QRC shall act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax

Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.
ARTICLE XI
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
SECTION 11.01. Maintenance of Books.
     (a) The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by Applicable Law.
     (b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with GAAP, consistently applied.
SECTION 11.02. Reports. The Board shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.
SECTION 11.03. Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.
ARTICLE XII
DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION
SECTION 12.01. Dissolution.
     (a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
     (i) the unanimous consent of the Members; or
     (ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or
     (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.
     (b) No other event shall cause a dissolution of the Company.

     (c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by Applicable Law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 Days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.
     (d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.
SECTION 12.02. Winding-Up and Termination.
     (a) On the occurrence of a Dissolution Event, the Members shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:
     (i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
     (ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and
     (iii) all remaining assets of the Company shall be distributed to the Members as follows:
     (A) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article VI;
     (B) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
     (C) Company property (including cash) shall be distributed among the Members in accordance with Section 6.02; and, to the extent practicable, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation); provided, however, that notwithstanding the foregoing provisions of clauses (A), (B) and (C) immediately above, if the obligation to maintain Capital Accounts has been suspended under Section 13.12 of this Agreement, no allocations shall be made and all Company property shall be distributed to the sole Member.
     (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
SECTION 12.03. Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.
SECTION 12.04. Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by Applicable Law.
ARTICLE XIII
GENERAL PROVISIONS
SECTION 13.01. Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.
SECTION 13.02. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:
Quest Energy GP, LLC
Oklahoma Tower
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
Telephone: (405) 600-7704
Fax: (405) 600-7756
To QRC:
Quest Resource Corporation
Oklahoma Tower
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
Telephone: (405) 600-7704
Fax: (405) 600-7756
SECTION 13.03. Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members with respect to the Company, whether oral or written.
SECTION 13.04. Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.
SECTION 13.05. Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board, without the approval of any Member, may amend any provision of the Delaware Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members.

SECTION 13.06. Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
SECTION 13.07. Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
SECTION 13.08. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
SECTION 13.09. Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
SECTION 13.10. Third Party Beneficiaries. Each Member agrees that any Indemnitee will be entitled to assert rights and remedies hereunder as a third party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
SECTION 13.11. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
SECTION 13.12. Suspension of Certain Provisions if Only One Member.
     (a) The following definitions in Article I of this Agreement shall be suspended and shall have no force or effect at any time that there is only one Member of the Company:
          (i) “Adjusted Capital Account Deficit,”
          (ii) “Capital Account,”

          (iii) “Depreciation,”
          (iv) “Gross Asset Value,”
          (v) “Profits” and “Losses,” and
          (vi) “Target Capital Account Amount.”
     (b) The following provision of this Agreement shall be suspended and shall have no force or effect at any time that there is only one Member of the Company:
          (i) Section 3.06 (Notice);
          (ii) Section 5.04 (Capital Accounts);
          (iii) Section 6.03 (Allocations);
          (iv) Section 6.04 (Varying Interests);
          (v) Section 6.05 (Withheld Taxes); and
          (vi) Section 10.03 (Tax Matters Member).
[ signature page follows ]

     IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

MEMBER: QUEST RESOURCE CORPORATION
By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer
Signature Page to Amended and Restated LLC Agreement

EXHIBIT A
MEMBERS

		Initial
	Sharing	Capital
Member	Ratio	Contribution
Quest Resource Corporation	100%	$1,000.00

A-1

EXHIBIT B
DIRECTORS

Jerry D. Cash	Director

David Lawler	Director

Gary M. Pittman	Director

Mark A. Stansberry	Director

B-1

EXHIBIT C
OFFICERS

Jerry D. Cash	Chairman of the Board and Chief Executive Officer

David E. Grose	Chief Financial Officer

David Lawler	Chief Operating Officer

David Bolton	Executive Vice President – Land

Steve Hochstein	Executive Vice President – Exploration/A&D

Richard Marlin	Executive Vice President – Engineering

C-1